Press Release

Investor Relations:
Patricia Aguirre
Hythiam, Inc.
(310) 444-4333
paquirre@hythiam.com

Daniel Conway
DC Consulting LLC
407-792-3333
daniel@dcconsultingllc.com

HYTHIAM ANNOUNCES NAME CHANGE AND TICKER SYMBOL CHANGE

LOS ANGELES, CALIFORNIA — March 17, 2011 — Hythiam, Inc. (OTCBB:HYTM) announced today that the Company changed its name to Catasys, Inc. effective March 17, 2011.  In connection with the name change, the Company has obtained a new ticker symbol from the Financial Industry Regulatory Authority, and  effective today, the stock will begin trading under the new ticker symbol “CATS” on the OTC Bulletin Board.  Shareholders are advised to take note of this change from the Company’s former OTC Bulletin Board ticker symbol “HYTM”.  Shareholders are not required to take any action with respect to this change.

“Our new company name and ticker symbol better reflect the focus of the company in providing health insurers and other payors with a comprehensive behavioral health management solution  and will allow us to better communicate our strategy and progress to shareholders, business partners, and others in the health care industry,” commented Rick Anderson, President and COO.

About Hythiam®
Catasys, Inc., formerly Hythiam, Inc., provides, through its subsidiary Catasys Health, Inc., specialized behavioral health management services to health plans, employers and unions through a network of licensed and company managed health care providers.  The Catasys substance dependence program was designed to address substance dependence as a chronic disease.  The program seeks to lower costs and improve member health through the delivery of integrated medical and psychosocial interventions in combination with long term care coaching, including their proprietary treatment program for alcoholism and stimulant dependence.   Catasys, Inc., formerly Hythiam, Inc., does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the program.  For further information, please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

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